EXHIBIT 1


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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                           CAPITAL CONTROLS CO., INC.
                          (A PENNSYLVANIA CORPORATION),

                            TETRA TECHNOLOGIES, INC.
                            (A DELAWARE CORPORATION),

                                       AND

                             TETRA REAL ESTATE, L.P.
                          (A TEXAS LIMITED PARTNERSHIP)


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                               TABLE OF CONTENTS

SECTION                                                                   PAGE

1.    Definitions....................................................... - 1 -

2.    Sale and Purchase:................................................ - 9 -
      2.1   Agreement to Sell and Purchase.............................. - 9 -
      2.2   Purchase Price..............................................- 11 -
      2.3   Escrow Account..............................................- 12 -
      2.4   Allocation of the Purchase Price............................- 12 -
      2.5   Assumption of Liabilities...................................- 12 -
      2.6   Post-Closing Purchase Price Adjustment......................- 14 -
      2.7   Consent of Third Parties....................................- 15 -

3.    Closing...........................................................- 16 -
      3.1   Location, Date..............................................- 16 -
      3.2   Deliveries..................................................- 16 -

4.    Representations and Warranties with respect to the Companies......- 17 -
      4.1   Corporate Status............................................- 17 -
      4.2   Authorization...............................................- 17 -
      4.3   Consents and Approvals......................................- 18 -
      4.4   Ownership...................................................- 18 -
      4.5   Financial Statements........................................- 18 -
      4.6   Title to Purchased Assets and Related Matters. .............- 19 -
      4.7   Real Property. .............................................- 19 -
      4.8   Certain Personal Property...................................- 20 -
      4.9   Non-Real Estate Leases......................................- 20 -
      4.10  Cash Balance of the Business................................- 20 -
      4.11  Inventory...................................................- 20 -
      4.12  [RESERVED]..................................................- 20 -
      4.13  Taxes.......................................................- 21 -
      4.14  [RESERVED]..................................................- 21 -
      4.15  Legal Proceedings and Compliance with Law...................- 21 -
      4.16  Contracts...................................................- 22 -
      4.17  Insurance...................................................- 23 -
      4.18  Intellectual Property.......................................- 24 -
      4.19  Software....................................................- 27 -
      4.20  Employee Relations..........................................- 28 -
      4.21  ERISA.......................................................- 28 -


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      4.22  Absence of Certain Changes..................................- 28 -
      4.23  [RESERVED]..................................................- 29 -
      4.24  Customers and Suppliers.....................................- 29 -
      4.25  Operation of the Business...................................- 29 -
      4.26  Finder's Fees...............................................- 29 -
      4.27  Accuracy of Information.....................................- 29 -

5.    Representations and Warranties of Buyer...........................- 30 -
      5.1   Organizational Status.......................................- 30 -
      5.2   Authorization...............................................- 30 -
      5.3   Financing...................................................- 30 -
      5.4   Consents and Approvals......................................- 30 -
      5.5   Finder's Fees...............................................- 30 -
      5.6   Companies' Representations and Warranties...................- 30 -
      5.7   Accuracy of Information.....................................- 30 -

6.    Additional Covenants of the Companies.............................- 31 -
      6.1   Satisfaction of Liabilities.................................- 31 -
      6.2   Competition and Confidentiality.............................- 31 -
      6.3   Related Parties.............................................- 32 -
      6.4   Collection of Accounts Receivables..........................- 32 -
      6.5   Use of Trade Names..........................................- 34 -

7.    Covenants of Buyer................................................- 34 -
      7.1   Tetra Engineering Plans.....................................- 34 -
      7.2   Additional Financial Statements.............................- 34 -
      7.3   Use of Trade Names..........................................- 34 -
      7.4   Replacement Bonds...........................................- 34 -

8.    Mutual Covenants..................................................- 35 -
      8.1   Bulk Sales..................................................- 35 -
      8.2   Public Announcements........................................- 35 -
      8.3   Taxes.......................................................- 35 -
      8.4   Expenses....................................................- 35 -
      8.5   Operations Following Effective Date.........................- 35 -
      8.6   Access to Employees.........................................- 36 -

9.    Indemnification...................................................- 36 -
      9.1   By Seller...................................................- 36 -
      9.2   By Buyer....................................................- 37 -
      9.3   Procedure for Claims........................................- 37 -


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      9.4   Claims Period...............................................- 39 -
      9.5   Third Party Claims..........................................- 39 -
      9.6   Effect of Investigation or Knowledge........................- 40 -

10.   General Matters...................................................- 40 -
      10.1  Contents of Agreement.......................................- 40 -
      10.2  Amendment, Parties in Interest, Assignment, Etc.............- 40 -
      10.3  Further Assurances..........................................- 41 -
      10.4  Interpretation..............................................- 41 -
      10.5  Counterparts................................................- 41 -
      10.6  Disclosure Schedules........................................- 41 -

11.   Remedies..........................................................- 41 -

12.   Notices...........................................................- 42 -

13.   Governing Law.....................................................- 43 -



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SCHEDULES

2.1(a)(vii)       Purchased Patents
2.1(a)(xii)       Purchased Software
2.1(a)(xiii)      Purchased Trademarks
2.1(b)            Excluded Real Estate
2.5(a)            Assumed Expenses
4.3               Consents and Approvals
4.5               Financial Statements
4.6               Title of Purchased Assets
4.7               Real Property
4.8               Personal Property
4.9               Non-Real Estate Leases
4.13              Taxes
4.15              Legal Proceedings
4.16              Contracts
4.17              Insurance
4.18              Intellectual Property
4.18(a)           Intellectual Property - Contracts
4.18(b)           Intellectual Property - Know How
4.18(c)           Intellectual Property - Patents
4.18(d)           Intellectual Property - Trademarks
4.19(b)           Custom Software - Title
4.19(c)           Custom Software - Year 2000
4.19(d)           Custom Software - Secrecy
4.21              ERISA
4.22              Absence of Change
4.24              Customers and Suppliers
4.25              Operation of the Business
6.5               Use of Tradenames

EXHIBITS

A                 Bill of Sale
B                 Escrow Agreement
C                 License and Procurement Agreement
D                 Transitional Services Agreement



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
                           ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT is made as of June 25, 1999, by and among TETRA TECHNOLOGIES, INC., a Delaware corporation ("Tetra"), TETRA REAL ESTATE, L.P., a Texas limited partnership ("Seller," and together with Tetra, the "Companies"), and CAPITAL CONTROLS CO., INC., a Pennsylvania corporation ("Buyer," and together with the Companies, the "Parties"). Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                  BACKGROUND

      Tetra, together with its controlled Affiliates (as defined below), owns all of the outstanding equity interests of Seller. Seller owns and operates the Business (defined below).

      This Agreement sets forth the terms and conditions upon which Buyer is purchasing the Purchased Assets (defined below) and assuming the Assumed Liabilities (defined below) from Seller and Seller is selling the Purchased Assets and transferring the Assumed Liabilities to Buyer.

                                  WITNESSETH

      NOW, THEREFORE, the Parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

1.    DEFINITIONS

      For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

      "Accounts Receivable" means, as of any date, any trade accounts receivable, notes receivable, employee advances and other miscellaneous receivables of the Business. Accounts Receivable do not include other current assets as shown on the Balance Sheet.

      "Affiliates" means, with respect to a particular Party, Persons or entities controlling, controlled by or under common control with that Party, as well as any officers, directors, and majority-owned entities of that Party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of greater than 20% of the voting stock or other equity interest shall be deemed to constitute control.

      "Agreement" means this Agreement and the Exhibits and Disclosure Schedules hereto.

      "Assumed Contracts" is defined in SECTION 4.16.

      "Assumed Liabilities" is defined in SECTION 2.5(A).

      "Balance Sheet" is defined in SECTION 4.5.

      "Balance Sheet Date" is defined in SECTION 4.5.

      "Benefit Plan" means any (a) "employee benefit plan" as defined in Section 3(3) of ERISA, and (b) supplemental retirement, bonus, deferred compensation, severance, incentive plan, program or arrangement or other employee fringe benefit plan, program or arrangement.

      "Bill of Sale, Assignment and Assumption Agreement" means a bill of sale, assignment and assumption agreement by and between Seller and Buyer in substantially the same form as EXHIBIT "A."

      "Building Leases" means the leases, as amended, by and between Tetra and
(a) Massachusetts Mutual Life Insurance Company dated April 5, 1995 for the premises located at Park West One, Suite 600, Cliff Mine Road, Pittsburgh, Pennsylvania, (b) Thompson and Rubin Limited dated May 7, 1991 for the premises located at Thompson Center, 6302 Benjamin Road, Suite 408, Tampa, Florida and
(c) J.L. Irons dated February 1, 1995 for the premises located at 134 Peaks Station Road, Clinton, Tennessee.

      "Business" means the business and operations previously conducted by the operating unit of Tetra known as TETRA Process Technologies ("TPT") and currently conducted by the Companies which consists of the wastewater and potable water activities conducted by TPT, including the assets and liabilities relating to such business activities which include the Tetra Technologies. The term "Business" shall not include any other operations of the Companies not related to the wastewater and potable water business activities or the corporate services provided by Tetra and its Affiliates to the Business.

      "Business Day" means any day other than a Saturday or Sunday, or a day on which the banking institutions of the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

      "Buyer" is defined above in the preamble.

      "Buyer's knowledge" means the actual knowledge of Andrew C. Rykaczewski.



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      "Charter Documents" means a Person's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

      "Closing" is defined in SECTION 3.1.

      "Closing Date" is defined in SECTION 3.1.

      "Closing Payment" is defined in SECTION 2.2(A).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Companies" means both Seller and Tetra and "Company" means Seller or Tetra, as appropriate.

      "Companies' knowledge," "Company's knowledge," "knowledge of the Companies" or "knowledge of a Company" means the actual knowledge of any director, officer or management level employee of any of the Companies or of any Affiliate thereof performing substantive duties for the benefit of the Business.

      "Component" means any software, Software Product, Custom Software, Hardware, Database or Embedded Control.

      "Contract" means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

      "Copyrights" means any copyrights in both published and unpublished works primarily used in the Business.

      "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable Law.

      "Custom Software" means any computer software that has been developed or designed for use in the Business.

      "Database" means all data and other information recorded, stored, transmitted and retrieved in electronic form by a System or any Component, whether located on any Components of a System


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
or archived in storage media of a type employed or used in conjunction with any Component or System.

      "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

      "Designated Employee" means any employee of any Company engaged in the operation of the Business that has been designated in writing by Buyer as an individual Buyer wishes to employ after the Closing.

      "Disclosure Schedule" means any of the Schedules hereto containing information relating to Seller pursuant to SECTION 4 and other provisions hereof that has been provided to Buyer on the date hereof.

      "Effective Date" means 12:01 am May 1, 1999.

      "Embedded Control" means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip.

      "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

      "Environmental Condition" is defined in SECTION 4.15(B).

      "Environmental Law" means all Laws and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a Party may be held liable for the Release or discharge of any Hazardous Substance into the environment.

      "Environmental Liability" means any liability, known or unknown, relating to or arising out of an Environmental Condition.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means Chase Manhattan Trust Company, National Association.


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      "Escrow Agreement" means the escrow agreement by and among Seller, Buyer and the Escrow Agent in substantially the same form as EXHIBIT "B."

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "GAAP" means generally accepted US accounting principles.

      "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

      "Hardware" means any mainframe, midrange computer, personal computer, notebook or laptop computer, server, switch, printer, modem, driver, peripheral or any component of any of the foregoing.

      "Hazardous Substances" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous or toxic or a pollutant or a contaminant under any Law, including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 ET SEQ., (ii) any "extremely hazardous substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss. 11001 ET SEQ., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 ET SEQ., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 ET SEQ., as any of such laws in clauses (i) through (iv) as amended, and (v) any regulated substance or waste under any Laws or Court Orders that have been or will be enacted, promulgated or issued by any federal, state or local governmental authorities concerning protection of the environment.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Intellectual Property" means any Copyrights and registrations or applications for registration of Copyrights in any jurisdiction, and any renewals or extensions thereof, Patents, Trademarks, technology rights and licenses, Trade Secrets, franchises, inventions, discoveries, formulae, specifications and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction and any other intellectual property used by any Company in the Business.

      "Inventory" means all inventory of the Business, including raw materials, supplies, packaging supplies, work in process and finished goods.

      "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental or quasi-governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

      "Liability" means any direct or indirect liability, indebtedness, obligation, expense, capital expenditure, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

      "License and Procurement Agreement" means the license agreement by and between Tetra and Buyer whereby Buyer will license to Tetra the Tetra Technologies and Tetra shall purchase certain products from Buyer in substantially the form as EXHIBIT "C."

      "Litigation" means any lawsuit, action, arbitration, administrative, quasi-administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

      "Material Adverse Effect" means a material adverse effect on the Business, including the assets, financial condition, results of operations, liquidity, products, competitive position, customers and customer relations thereof.

      "Minor Contract" means (a) any Contract that is terminable by a party on not more than 30 days' notice without any Liability or (b) any Contract under which the obligation of a party (fulfilled and to be fulfilled) involves an amount of less than $5,000.

      "Non-Assignable Contract" is defined in SECTION 2.7.

      "Non-Competition Period" is defined in SECTION 6.2.

      "Non-Real Estate Leases" is defined in SECTION 4.9.

      "Off-the-Shelf-Software" is defined in SECTION 4.18(A)(I).

      "Ordinary course" or "ordinary course of business" means the ordinary course of business for the Business that is consistent with past practices.

      "Parties" is defined above in the preamble.

      "Party" is defined above in the preamble.

      "Patents" means any patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom.


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
      "Permitted Liens" means the (a) Encumbrances identified as such and described in SCHEDULE 4.6 and (b) Encumbrances for current Taxes and assessments not yet due and payable including, Encumbrances for nondelinquent ad valorem taxes, nondelinquent statutory Encumbrances arising other than by reason of any Default on behalf of the Seller (c) Encumbrances arising under the Assumed Liabilities and (d) such other Encumbrances that do not interfere with the use of any of the Purchased Assets or the Business.

      "Person" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

      "Prime Rate" means the prime lending rate as announced from time to time in THE WALL STREET JOURNAL.

      "Purchased Assets" is defined in SECTION 2.1(A).

      "Real Property" is defined in SECTION 4.7.

      "Release" means any release, spill, emission, leaching, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Seller" is defined above in the preamble.

      "Seller Representatives" means any investment advisors, accountants, counsel, agents or other Persons who may act on behalf of any Company.

      "Seller Required Consents" is defined in SECTION 4.3.

      "Software Products" means any computer operating, security or programming software, that is owned by or licensed to any Company and used or has been developed or designed for or is in the process of being developed or designed for use in the conduct of the Business of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-Business usage (e.g., telephone call processing, etc.), and any and all documentation and object and source codes related thereto.

      "System" means any combination of any software, Software Product, Custom Software, Hardware, Database or Embedded Control.

      "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

      "Tetra Engineering Plans" means all engineering and auto-cad drawings, designs, plans, blue prints, specifications and other similar information relating to any plants or facilities involved in a Tetra operation which have been prepared by any Company in connection with the Business.

      "Tetra Technologies" means the Intellectual Property related to the Companies' HDS(TM), CCIX(TM) (a.k.a. the Higgins Loop(TM)) and ColOX(TM) technologies.

      "Trade Secrets" means all know-how, trade secrets, customer lists, software, know-how and other technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), innovations, designs, ideas, proprietary information and blue prints, owned, used or licensed either directly or indirectly (as licensor or licensee) by any Company and used in the operation of the Business, except for (a) any such item that is generally available to the public and (b) the Tetra Engineering Plans.

      "Trademarks" means all registered or unregistered trademarks, service marks and service mark applications, brand names, certification marks and trade dress and any goodwill associated with the foregoing and registrations in any jurisdictions of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application owned or licensed to any of the Companies for use in the operation of the Business.

      "Transaction Documents" means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Escrow Agreement, the License and Procurement Agreement and the Transitional Services Agreement.

      "Transactions" means the purchase and sale of the Purchased Assets at the Closing and the other transactions contemplated by the Transaction Documents.

      "Transitional Services Agreement" means the transitional services agreement by and between Seller and Buyer in substantially the same form as EXHIBIT "D."

      "US" means the United States of America.

      "Welfare Plan" is defined in SECTION 4.21(G).


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
      "Working Capital Valuation" is defined in SECTION 7.2.

      "Working Capital Value" is defined in SECTION 7.2.

      "Year 2000 Compliant" means, with respect to any Component that is a Purchased Asset, that such Component shall (a) operate without error arising from the creation, recognition, acceptance, calculation, display, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates or date-based, date-dependent or date-related data, including century recognition, day-of-the-week recognition, leap years, date values and interfaces of date functionalities and (b) will not be adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century.

      "Year 2000 Problem" means any actual or potential failure of the Business or any of its Systems, Components or products to be Year 2000 Compliant.

2.    SALE AND PURCHASE:

      2.1   AGREEMENT TO SELL AND PURCHASE.

            (a) At the Closing, the Companies shall grant, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from the Companies, all right, title and interest of each Company in and to all of the assets, properties, and rights of every kind, and description, real, personal and mixed, tangible and intangible wherever situated constituting the Business on the Closing Date other than the Excluded Assets (the "Purchased Assets"), free and clear of all Encumbrances, other than Permitted Liens and the continuing rights, interests and licenses of Tetra as provided for in the Transaction Documents, but including the following:

                  (i)   all cash and cash equivalents;

                  (ii)  all Accounts Receivable;

                  (iii) all Inventory;

                  (iv) all furniture, fixtures, automobiles, leasehold
            improvements, tooling, machinery and equipment;

                  (v) all customer records, including principal contacts,
            addresses and telephone numbers, purchasing history, equipment demographics, payment information and any other information;

                  (vi) all records with respect to suppliers, employees and
            other aspects of the Business;

                  (vii) all Patents listed on SCHEDULE 2.1(A)(VII);

                  (viii) all Trade Secrets;

                  (ix)  the Tetra Technologies;

                  (x)   all Copyrights;

                  (xi)  all manufacturing, warehouse and office supplies;

                  (xii) all software and Custom Software (including
            documentation and related object and source codes) listed on
            SCHEDULE 2.1(A)(XII);

                  (xiii) all Trademarks listed on SCHEDULE 2.1(A)(XIII);

                  (xiv) all rights under the Building Leases and the Non-Real
            Estate Leases, and any easements, deposits or other rights pertaining thereto;

                  (xv)  all rights under any Governmental Permits;

                  (xvi) all rights related to any prepaid expenses;

                  (xvii) all the assets of Seller set forth on the Balance Sheet and those assets of Seller whose ownership by Seller is implied by the assumptions made in the preparation of the Balance Sheet and any assets acquired by the Business after the Effective Date;

                  (xviii) all rights to insurance proceeds and insurance claims under any insurance contracts relating to the Purchased Assets; and

                  (xix) all rights under any Contracts identified as Assumed
            Contracts on SCHEDULE 4.16, except to the extent specified in
            SECTION 2.7.

            (b) Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the "Excluded Assets"):

                  (i) the rights that accrue or will accrue to the Companies under this Agreement;

                  (ii)  the Tetra Engineering Plans;

                  (iii) the AS400 computer system owned by Tetra;

                  (iv)  the Motorola and Vanguard routers;

                  (v) the J.D. Edwards software system and Rhumba software owned and licensed by Tetra;

                  (vi)  the Adtran equipment;

                  (vii) the rights to receive any royalties prior to the
            Effective Date with respect to that certain technology license by and between Severn Trent, plc, TETRA Europe Limited and TETRA dated March 29,1996;

                  (viii) the rights accruing to Tetra with respect to current disputes between Tetra and Severn Trent plc with respect to Tetra Europe Limited joint venture formerly between such parties;

                  (ix)  the real estate identified on SCHEDULE 2.1(B);

                  (x) all assets used to provide the corporate services provided by Tetra and its Affiliates to the Business; and

                  (xi) any assets of any Company, the use of which is not
            primarily related to the Business, unless any such asset is specifically identified as being a Purchased Asset herein.

      2.2   PURCHASE PRICE.

            (a) The total purchase price for the Purchased Assets (the "Purchase Price") equals the sum of (i) $31.075 million (the "Closing Payment"), (ii) $5.75 million, as adjusted pursuant to SECTION 2.6 (the "Net Working Capital Payment"), and (iii) $2.0 million (the "Escrow Payment").

            (b) Buyer shall pay the Purchase Price as set forth below:

                  (i) at the Closing, Buyer shall pay to Seller the Closing
            Payment and the Net Working Capital Payment by a wire transfer of immediately


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
            available funds, in accordance with written instructions provided by Seller to Buyer prior to the Closing Date; and

                  (ii) at the Closing, Buyer shall pay the Escrow Payment to the
            Escrow Agent in accordance with the Escrow Agreement. Such cash delivered to the Escrow Agent, together with any investment proceeds thereon and any distributions with respect thereto as provided in the Escrow Agreement, are referred to collectively herein as the "Escrow Funds."

      2.3 ESCROW ACCOUNT. At the Closing, Seller and Buyer shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds for possible claims against Seller under SECTION 9 hereof.

      2.4   ALLOCATION OF THE PURCHASE PRICE.

            (a) The Purchase Price shall be allocated among the Purchased Assets and the Non-Competition Covenant set forth in SECTION 6.2 as follows:

                                                AMOUNT
                                                ------
                  Purchased Assets              $38.725 million
                  Non-Competition Covenant      $100,000

If there is an adjustment to the Purchase Price under SECTION 2.6, such adjustment will change only the amount of the foregoing allocated to the Purchased Assets.

            (b) The portion of the Purchase Price to be allocated to the Purchased Assets (as set forth in SECTION 2.4(A)) shall be allocated among the Purchased Assets in accordance with the respective fair market values of the Inventory and other Purchased Assets pursuant to an allocation schedule prepared by Buyer and approved by Seller after the Closing in accordance with Section 1060 of the Code and the regulations adopted thereunder. Neither Seller nor Buyer will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this SECTION 2.4, and Seller and Buyer shall file Form 8594 with the US Internal Revenue Service in a manner consistent with this allocation.

      2.5   ASSUMPTION OF LIABILITIES.

            (a) At the Closing, Buyer shall assume and agree to pay, discharge or perform, as appropriate, when due only the Liabilities of the Companies relating to the Business specifically identified below in this SECTION 2.5(A) (the "Assumed Liabilities"):

                  (i) all expenses, accounts payable and other current
            liabilities of the Business set forth on SCHEDULE 2.5(A), in each case as set forth on the Balance Sheet and all expenses and accounts payable and other current liabilities of the Business incurred in the ordinary course on or after the Effective Date through the Closing Date consistent with SECTION 4.22;

                  (ii) all Liabilities of the Business incurred in the ordinary course, including the Assumed Contracts, other than those Liabilities related to or resulting from (A) any personal injury whether based upon theories of tort, products liability or workmen's compensation through the Closing Date, (B) Environmental Conditions arising from or related to circumstances existing on or before the Closing Date, and (C) the wilful misconduct or gross negligence of any Company; and

                  (iii) ad valorem or other similar Taxes to be prorated
            pursuant to SECTION 8.3(B).

            (b) Notwithstanding paragraph (a) above or any other provision of this Agreement, Buyer is not assuming under this Agreement or any other Transaction Document, unless otherwise expressly stated therein, any Liability that is not specifically identified as an Assumed Liability under SECTION 2.5(A), including any of the following (each, an "Unassumed Liability"): (i) Liabilities arising out of any Default by any Company of any provision of any Contract; (ii) any product liability or similar claim for injury to any Person or property, regardless of when made or asserted, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any Company prior to the Closing Date, or alleged to have been made by any Company, or that is imposed or asserted to be imposed by operation of law in connection with any service performed or product sold or leased by or on behalf of any Company on or prior to the Closing; (iii) any Federal, state or local income or other Tax payable with respect to the Business, the Purchased Assets, or other properties or operations of any Company or any member of any affiliated group of which any Company is a member for a period prior to the Effective Date, except to the extent that such Taxes are included in the Taxes specified in SUBPARAGRAPH (I) of SECTION 2.5(A); (iv) any Liabilities under or in connection with any Excluded Assets; (v) except for the salaries and wages of the Designated Employees which are assumed by Buyer pursuant to SECTION 2.5(A)(I) above, any Liabilities arising prior to the Closing Date or as a result of the Closing for severance, bonuses, accrued vacation pay or any other form of compensation to any employees, agents or independent contractors of any Company, whether or not employed by Buyer after the Closing and whether or not arising or under any applicable Law, Benefit Plan or other arrangement with respect thereto; (vi) any Liabilities of any Company arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions; (vii) any Environmental Liability arising from or related to circumstances existing on or before the Closing Date; (viii) any Liabilities to give credits or take other remedial actions for defective goods or services; (ix) any Liabilities for money borrowed; and (x) any other Liabilities that are not otherwise assumed by Buyer hereunder, that are not specifically listed as an Assumed Liability under SECTION 2.5(A). None of the foregoing exclusions shall operate to exclude any of the Liabilities assumed by Buyer under SECTION 2.5(A)(II).

      2.6   POST-CLOSING PURCHASE PRICE ADJUSTMENT.

            (a) Within 10 days of the completion of the Working Capital Valuation, Buyer shall give Seller notice (the "Working Capital Notice") of the results of the Working Capital Valuation. Within 20 days of receipt of the Working Capital Notice, or, in the alternative, within 20 days of the final resolution of any dispute of the Working Capital Valuation, Seller shall pay the Post-Closing Purchase Price Adjustment, if any, to Buyer by wire transfer of immediately available funds. The phrase "Post-Closing Purchase Price Adjustment" shall mean the amount, if any, by which the Working Capital Value is less than the Net Working Capital Payment.

                  If Seller is liable for a Post-Closing Purchase Price Adjustment, then Buyer, in addition to any other right of against Seller provided for at law or in SECTION 9, shall be entitled to recover any Post-Closing Purchase Price Adjustment from Seller; such claims shall not be subject to the requirements of SECTION 9. Interest shall accrue on the outstanding balance or any overdue payments from the date on which such payment was due until the date on which such payment is received by Buyer at the Prime Rate plus 5%.

            (b) Seller may dispute the Working Capital Valuation in the following manner. After Seller's receipt of Working Capital Notice, Seller may, at its option, cause its independent auditors ("Seller's Accountants") to review the Working Capital Valuation, and if Seller's Accountants determine that the Working Capital Valuation is incorrect, then within 10 days of Seller's receipt of the Working Capital Notice, Seller shall cause Seller's Accountants to give Buyer notice of its disagreement with the Working Capital Valuation (the "Dispute Notice"), and such notice shall specify in detail the nature of the disagreement and contain the proper documentation to support such disagreement. During the 20 days after the day on which any Dispute Notice is given, Seller and Buyer shall attempt to resolve such dispute. If they fail to reach a written agreement regarding the dispute, Seller and Buyer shall refer the matter to a firm of certified independent accountants that is mutually agreeable to each of Buyer and Seller (the "Second Firm") and request the Second Firm to also determine the Working Capital Value (the "Second Working Capital Value") in accordance with the methods set forth in SECTION 7.2 (the "Second Working Capital Valuation"). Buyer and Seller shall be entitled to have their respective independent accountants or other representatives observe the Second Working Capital Valuation. Seller shall give Buyer prompt notice of the results of the Second Working Capital Valuation. The Second Working Capital Value shall be the final and binding Working Capital Value for the purposes of determining the Post-Closing Purchase Price Adjustment. The fees and expenses of the Second Firm with respect to the Second Working Capital Valuation shall be paid by the Party whose calculation is furthest from that of the Second Value. If Seller shall be responsible for such fees and expenses, such fees and expenses shall be deducted from the Post-Closing Purchase Price Adjustment up to the full amount of the Post-Closing Purchase Price Adjustment and any excess fees and expenses shall be paid promptly by Seller.

            (c) Any rights accruing to any Party under this SECTION 2.6 shall be in addition to and independent of the rights to indemnification under SECTION 9 and any payments made to any Party under this SECTION 2.6 shall not be subject to the requirements of SECTION 9; PROVIDED, HOWEVER, that any amounts recovered under this SECTION 2.6 shall be Buyer's exclusive remedy with respect to the claims upon which such recoveries were based.

      2.7   CONSENT OF THIRD PARTIES.

            (a) Nothing in this Agreement shall be construed as an attempt by Seller to assign to Buyer pursuant to this Agreement any Contract, permit, franchise, claim or asset included in the Purchased Assets that is by its terms or by law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to Seller or Tetra, as appropriate, would not by law pass to Buyer as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract"). To the extent that any Seller Required Consent in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, Buyer may elect to proceed with the Closing, in which case, Seller and Tetra shall each continue to use reasonable efforts to obtain any such Seller Required Consent or novation after the Closing Date until such time as it shall have been obtained, or as the Parties otherwise agree, and Seller or Tetra, as appropriate, shall cooperate with Buyer in structuring and entering into an economically feasible arrangement to provide that Buyer shall receive the interest of Seller or Tetra, as appropriate, in the benefits under such Non-Assignable Contract, including performance by Seller or Tetra, as appropriate, as agent if economically feasible, provided that Buyer shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Contract to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained and such Liabilities shall be deemed an Assumed Liability. Seller shall pay and discharge, and shall indemnify and hold harmless Buyer and its Affiliates from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such Seller Required Consent whether before or after the Closing Date. Nothing contained in this SECTION 2.7 or elsewhere in this Agreement shall be deemed a waiver by Buyer of its right to have received on the Closing Date an effective assignment of all of the Purchased Assets or of the covenant of Seller to use reasonable efforts obtain all of Seller Required Consents, nor shall this SECTION 2.7 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Contracts as to which a Seller Required Consent may be necessary. The Parties hereby acknowledge that there can be no assurances that the Seller will be able to obtain the Seller Required Consents prior to or after the Closing.

            (b) Buyer shall indemnify and hold harmless such Indemnified Seller Party from and against any Damages that any Indemnified Seller Party may sustain, suffer or incur that results from, arises out of, or otherwise relates to any breach by the Buyer of its obligation to pay or satisfy the Liabilities under the terms of any such Non-Assignable Contract except to the extent that any such damages which result from or are attributable to any Companies' gross negligence or willful misconduct. The obligations of the Buyer pursuant to this
SECTION 2.7 shall continue to survive for so long as any Company is providing services to the Buyer with respect to any Non-Assignable Contract and for a period of three years thereafter.

3.    CLOSING.

      3.1 LOCATION, DATE. The closing for the Transactions (the "Closing") shall be held at the offices of Tetra, on June 25, 1999 at 2:00 p.m. (local time), unless the Parties agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the "Closing Date."

      3.2 DELIVERIES. At the Closing, subject to the terms and conditions contained herein:

            (a) Seller and Tetra, as applicable, shall deliver to Buyer the following items:

                  (i) an executed Bill of Sale, Assignment and Assumption Agreement;

                  (ii)  an executed Escrow Agreement;

                  (iii) an executed License and Procurement Agreement;

                  (iv)  an executed Transitional Services Agreement;

                  (v)   all Seller Required Consents;

                  (vi) executed releases of any Encumbrance (other than the
            Permitted Liens) identified on SCHEDULE 4.6 of the Business; and

                  (vii) such other instruments and documents of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of right, title and interest of any Company in and to the Purchased Assets. Simultaneously with such deliveries, all such steps will be taken by each of the Companies as may be reasonably required to put Buyer in operating control of the Purchased Assets.

            (b) Buyer shall deliver to either Seller or Tetra, as applicable:

                  (i) an executed Bill of Sale, Assignment and Assumption Agreement;

                  (ii)  an executed Escrow Agreement;

                  (iii) an executed License and Procurement Agreement; and

                  (iv) an executed Transitional Services Agreement.

            (c) Buyer shall deliver the Purchase Price in accordance with
SECTION 2.2(B);

            (d) The Parties shall also deliver to each other the respective agreements, legal opinions and other documents and instruments in addition to good standing certificates, certified resolutions, cross receipts and such other items as may be reasonably requested.

4. REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES.

      The Companies, jointly and severally, hereby represent and warrant to Buyer as follows:

      4.1   CORPORATE STATUS.

            (a) Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas and is qualified to do business as a foreign limited partnership in any jurisdiction where it is to be qualified. The Charter documents of Seller are effective under applicable Laws and are current, correct and complete.

            (b) Tetra is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated and is qualified to do business as a foreign corporation in any jurisdiction where it is to be qualified. The Charter Documents are effective under applicable Laws and are current, correct and complete.

      4.2 AUTHORIZATION. Each of the Companies has the requisite power and authority to (a) own the Purchased Assets owned by it, (b) carry on the Business as is conducted by it, (c) execute and deliver the Transaction Documents to which it is or will be a party, and (d) perform the Transactions performed or to be performed by it that it is or will be a party thereto. Such execution, delivery and performance by each of the Companies has been duly authorized by all necessary corporate or partnership action, as appropriate. Each Transaction Document executed and delivered by each of the Companies has been duly executed and delivered by such Company and constitutes a valid and binding obligation of such Company, enforceable against such Company in accordance with its terms.

      4.3 CONSENTS AND APPROVALS. Except for any filings, consents or approvals specified in SCHEDULE 4.3 (collectively the "Seller Required Consents"), neither the execution and delivery by either of the Companies of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by such Company, require any filing, consent, renegotiation or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which such Company is subject, (b) the Charter Documents or bylaws of such Company or (c) any Contract, Governmental Permit or other document to which such Company is a party or by which the properties or other assets that are Purchased Assets of such Company may be bound.

      4.4 OWNERSHIP. Tetra, together with its controlled Affiliates is the record and beneficial owner of all of the issued and outstanding equity interests of Seller.

      4.5 FINANCIAL STATEMENTS. Seller has delivered to Buyer correct and complete copies of unaudited financial statements for the Business at December 31, 1996, 1997 and 1998 and unaudited financial statements for the quarterly period ended March 31, 1999 and the month ending April 30, 1999 together with and the related statements of income and cash flows for the years then ended. All such financial statements are referred to herein collectively as the "Financial Statements." Complete and correct copies of the Financial Statements are attached hereto as SCHEDULE 4.5. The Financial Statements are consistent in all material respects with the books and records of Tetra, and there have not been any material transactions that have not been recorded in the accounting records underlying such Financial Statements. The balance sheets included in the Financial Statements (a) present accurately the financial condition of the Business, and the Purchased Assets and the Assumed Liabilities as of the dates thereof, subject to normal recurring year-end adjustments and the absence of notes in the case of unaudited Financial Statements and (b) except for Inventory sold, cash disposed of, Accounts Receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior assets, in each case in the ordinary course of business, do not include any assets that are not intended by Seller to constitute part of the Business or the Purchased Assets after giving effect to the Transactions. The profit and loss statements included in the Financial Statements present accurately the results of operation of the Business for the periods indicated thereon, subject to normal recurring year-end adjustments and the absence of notes in the case of unaudited Financial Statements. The profit and loss statements included in the Financial Statements do not reflect any operations that are not intended by Seller to constitute part of the Business or the Purchased Assets after giving effect to the Transactions, and such statements reflect, on a basis consistent with past practices, all costs incurred by the Business (other than Unassumed Liabilities) for the periods covered thereby. There are no Liabilities arising out of, relating to or connected with the Business except (a) as set forth or reflected on the Financial Statements, (b) for items disclosed in the Disclosure Schedules to this Agreement, (c) for purchase contracts and orders for Inventory in the normal course of the Business, (d) for Liabilities incurred since the Balance Sheet Date in the ordinary course of the Business consistent with past practice and (e) Liabilities pursuant to this Agreement. The Financial Statements have been prepared, in all material respects, in accordance with GAAP consistently applied, and the Financial Statements present accurately the financial position and Assets and Liabilities of the Business as of the dates thereof, and the results of its operations for the periods then ended, subject to normal recurring year-end adjustments and the absence of notes in the case of unaudited Financial Statements. The balance sheet of the Business as of April 30, 1999 that is included in the Financial Statements is referred to herein as the "Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date."

      4.6 TITLE TO PURCHASED ASSETS AND RELATED MATTERS. Either Seller has, individually, or the Companies collectively have good and marketable title to, valid leasehold interests in or valid licenses to use, all of the Purchased Assets, free from any Encumbrances except those specified in SCHEDULE 4.6 and the Permitted Liens. SCHEDULE 4.6 separately identifies those Encumbrances which shall, for purposes of this Agreement, be classified as a "Permitted Lien." The use of the Purchased Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not encroach on the property or rights of any Person. All Real Property and tangible personal property (other than Inventory) included in the Purchased Assets are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted, and are free from any known defects. Except for Inventory sold, cash disposed of, Accounts Receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior assets, in each case in the ordinary course of business, the Purchased Assets and the Excluded Assets, taken as a whole, constitute all the properties and assets used by Seller in the operation of the Business during the 12 months prior to the date hereof. The Purchased Assets are all the assets important to the income generation capability of the Business and the important needs of the Business. There are no assets or properties used in the operation of the Business that are owned by any Person other than Seller except for the Excluded Assets and as set forth on SCHEDULE 4.6.

      4.7 REAL PROPERTY. Except for any real estate owned by the customers of the Business upon which the Business is conducting operations, SCHEDULE 4.7 accurately describes all real estate used, possessed or leased by either of any Company in the operation of the Business, and the improvements (including fixtures, buildings and other structures) located on such real estate together with all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto (collectively, the "Real Property"), and lists any leases other than the Building Leases under which any such Real Property is possessed (the "Real Estate Leases"). Neither Tetra nor any Affiliate thereof has any ownership interest in any real property used in the Business. To the knowledge of any Company, all of the Real Property conforms with any applicable Laws relating to its construction, use and operation. To the knowledge of any Company, the Real Property complies with applicable zoning Laws. Seller, or, to any Company's knowledge, the landlord of any Real Property used in the operation of the Business by any Company, as the case may be, has obtained all licenses and rights-of-way from governmental entities or private parties that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property. Each Real Estate Lease is in full force and effect and except for term extensions has not been modified, supplemented or amended. Neither the Seller nor Tetra has assigned any interest in any real estate lease and neither of the Companies, either individually or collectively, nor, to any Company's knowledge, the landlord under any such lease is in default under any such lease, and, except as set forth on SCHEDULE 4.7, no circumstance or set of facts exist which, with the giving of notice or passage of time, or both, would permit tenant or to any Company's knowledge, any landlord to terminate any such lease.

      4.8 CERTAIN PERSONAL PROPERTY. SCHEDULE 4.8 is a complete schedule of all fixed assets, describing all items of tangible personal property that were included in the Balance Sheet at a carrying value of at least $10,000. Except as specified in SCHEDULE 4.8, since the Balance Sheet Date, no Company has, with respect to the Business, acquired any items of tangible personal property that have a carrying value in excess of $5,000. All of such personal property included in SCHEDULE 4.8 is usable in the ordinary course of business, and conforms and will conform with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Non-Real Estate Leases, no Person other than the Companies owns any vehicles, equipment or other tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business. There are no facts or conditions affecting the Purchased Assets that could, individually or in the aggregate, interfere in any respect with the use, occupancy or operation thereof as used, occupied or operated for the 12 months preceding the date hereof or their adequacy for such use.

      4.9 NON-REAL ESTATE LEASES. SCHEDULE 4.9 lists all assets and property used in the operation of the Business (other than Real Property) that are possessed by any Company as of the Balance Sheet Date under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $5,000 (each, an "Immaterial Lease"). SCHEDULE 4.9 also lists the leases under which such assets and property listed in SCHEDULE 4.9 are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the "Non-Real Estate Leases."

      4.10 CASH BALANCE OF THE BUSINESS. The cash balance of the Business as of June 24, 1999 was equal to $631,991.87.

      4.11 INVENTORY. The Inventory included in the Purchased Assets consists of items of good, usable and merchantable quality in all material respects and none of such Inventory carried at a value in excess of $0 on the Balance Sheet is damaged or, in accordance with industry standards, obsolete. Such Inventory is recorded in the Financial Statements in accordance with GAAP at the lower of average cost or market value, and through the Closing Date no write-downs of such Inventory which, in the aggregate, exceed $5,000 have been made or should have been made pursuant to GAAP during the past two years.

      4.12  [RESERVED]

      4.13 TAXES. Except as set forth in SCHEDULE 4.13, Tetra has duly filed all returns for Taxes that are required to be filed and has paid all Taxes related to the Business shown as being due pursuant to such returns or pursuant to any assessment received. All material Taxes related to the Business that any Company has been required by Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held or accrued by Seller or Tetra, as applicable, for such payment. There are no pending proceedings or other actions, nor to any Company's knowledge is there any basis for any proceedings or other actions, for the assessment and collection of additional Taxes of any kind related to the Business for any period for which returns have or should have been filed.

      4.14  [RESERVED]

      4.15  LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.

            (a) Except as set forth in SCHEDULE 4.15, there is no Litigation related to the Business that is pending or, to any Company's knowledge, threatened against any Company related to the Business or any Purchased Asset. There has been no Default by any Company under any Laws, including Environmental Laws, applicable to the Business or any Purchased Asset and no Company has received any notices from any governmental entity regarding any alleged Defaults applicable to the Business or any Purchased Asset under any Laws. There has been no Default with respect to any Court Order applicable to the Business or any Purchased Asset.

            (b) Without limiting the generality of SECTION 4.15(A), except as described in SCHEDULE 4.15, there has not been any Environmental Condition (i) at any premises, other than those described in the following clauses (ii) and
(iii), at which the Business has been conducted by Seller, any Affiliate thereof or any predecessor of any of them and which is attributable to any Company, (ii) at any property owned, leased or operated (as defined under Environmental Laws) at any time by any Company, any Person controlled by any Company or any predecessor of any of them at which the Business is or has been conducted, or
(iii) at any property at which wastes of the Business have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has any Party received notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by any Company or any third party, at or relating to any such property or premises specified in any of clauses (i) through (iii) of this paragraph (b) that has or may reasonably be expected to (A) requires abatement or correction under an Environmental Law, (B) gives rise to any civil or criminal liability on the part of any Company under an Environmental Law, or (C) has created a public or private nuisance.

            (c) Tetra has delivered to Buyer complete copies of any written reports, studies or assessments in the possession or control of any Company or any Affiliate thereof that relate to any Environmental Condition. SCHEDULE 4.15 identifies any other reports, studies or assessments that relate to any Environmental Condition of which any Company has knowledge.

            (d) The Companies have obtained and are in full compliance with all Governmental Permits relating to the Business or any Purchased Asset, all of which are listed in SCHEDULE 4.15 along with their respective expiration dates, that are required for the complete operation of the Business as currently operated. All of such Governmental Permits are currently valid and in full force and either Seller or Tetra has filed such timely and complete renewal applications as may be required with respect to such Governmental Permits. To the knowledge of any Company, no revocation, cancellation or withdrawal thereof has been threatened.

      4.16  CONTRACTS.

            (a) SCHEDULE 4.16 lists all Contracts primarily related to the Business as of May 31, 1999 of the following types to which any Company is a party or by which any Company is bound (the "Assumed Contracts"):

                  (i) Contracts with any present or former stockholder,
            director, officer, employee, partner or consultant of any Company or any Affiliate thereof other than the confidentiality agreements referred to in SECTION 4.18(A)(II).

                  (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party, in excess of $5,000 in any individual case, or any Contracts for the purchase of products that involve an amount in excess of $20,000 with respect to any one supplier or other party;

                  (iii) Contracts to sell or supply products or to perform
            services that involve an amount in excess of $10,000 in any individual case;

                  (iv) Contracts to lease to or to operate for any other party any real or personal property that involve an amount in excess of $10,000 in any individual case;

                  (v) Any license, franchise, distributorship, sales agency of other arrangements, including those that relate in whole or in part to any software technical assistance or other know-how currently used in the Business;

                  (vi) Any notes, debentures, bonds, conditional sale
            agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of any Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                  (vii) Contracts for any capital expenditure or leasehold
            improvements;

                  (viii) Any Contracts under which any Encumbrances (other than the Permitted Liens) exist; and

                  (ix) Any other Contracts (other than Minor Contracts and those described in any of (i) through (ix) above) not made in the ordinary course of business.

            (b) The Companies have delivered or made available to Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth on SCHEDULE 4.16.

            (c) Except as set forth on SCHEDULE 4.16(C), no Company is in Default under any Assumed Contracts (including any Real Estate Leases and Non-Real Estate Leases), which Default could result in a Liability on the part of any Company in excess of $1,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed $5,000. No Company has received any communication from, or given any communication to, any other party indicating that such Company or such other party, as the case may be, is in Default under any Assumed Contract. To the knowledge of any Company,
(i) none of the other parties in any such Assumed Contract is in Default thereunder and (ii) each such Assumed Contract is enforceable against any other parties thereto in accordance with terms thereof.

      4.17 INSURANCE. SCHEDULE 4.17 lists all policies or binders of insurance related to the Business held by or on behalf of any Company, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. There is no Default by any Company and, to any Company's knowledge, there is no Default by any third party with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by any Company.

      4.18  INTELLECTUAL PROPERTY

            (a)   CONTRACTS.

                  (i) SCHEDULE 4.18(A) contains a complete and accurate list and summary description, including any royalties paid or received by either of the Companies, of all Contracts relating to the Intellectual Property that are included in the Purchased Assets, except for any license implied by the sale of a product and perpetual, paid-up royalty free and transferable license rights for "off-the-shelf" third party application software that such Company licenses for use in the Business, in any individual case, under a license with a maximum payment obligation on the part of Seller of less than $10,000 ("Off-the-Shelf Software"). There are no outstanding and, to any Company's knowledge, no threatened disputes or disagreements with respect to any such Contract. Except for any rights under written licenses or other written Contracts related to Intellectual Property set forth on SCHEDULE 4.18 (A), no current or former employee of any Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property that is included in the Purchased Assets, or in any application therefor.

                  (ii) All employees and consultants of any Company who are involved in the design, review, evaluation or development of the Intellectual Property used in the operation of the Business have executed a nondisclosure and assignment of inventions agreement (a "Confidentiality Agreement").

                  (iii) Except as specified on SCHEDULE 4.18(A), to the knowledge of any Company none of the employees or consultants of Seller that are or will be Designated Employees are subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of the Business. To the knowledge of any Company no Designated Employee has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to any Person other than any of the Parties.

                  (iv) To the knowledge of any Company, no employee or consultant of any Company (a) has used any other Persons' Trade Secrets or other information that is confidential in the course of his or her work related to the Business or (b) is, or is currently expected to be, in

Default under any term of any employment contract, agreement or arrangement relating to the Intellectual Property that is included in the Purchased Assets, or any Confidentiality Agreement or any other Contract or any restrictive covenant relating to the Intellectual Property that is included in the Purchased Assets, or the development or exploitation thereof.

            (b) KNOW-HOW NECESSARY FOR THE BUSINESS.

                  (i) Except as set forth on SCHEDULE 4.18(B), the Intellectual Property included in the Purchased Assets constitutes all of the Intellectual Property (A) that has been used or relied upon in the operation of the Business during the past 12 months and (B) the exploitation of which was a material factor to the financial projections previously delivered to Buyer by Tetra (nothing herein shall be construed as a representation or warranty of any Company as to the accuracy or attainability of any such projections). Except as described on SCHEDULE 4.18(B), a Company is the owner of all right, title and interest in and to each item of the Intellectual Property included in the Purchased Assets, free and clear of any Encumbrances (other than the Permitted Liens), and has the right to use without payment to a third party all of the Intellectual Property included in the Purchased Assets.

            (c)   PATENTS.

                  (i) SCHEDULE 2.1(A)(VII) contains a complete and accurate list and summary description of all Patents included in the Purchased Assets.

                  (ii) All of the issued Patents that are included in the Purchased Assets are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), except as set forth on SCHEDULE 4.18, are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due as of the Closing Date.

                  (iii) Except as set forth on SCHEDULE 4.18, No Patent used in the operation of the Business has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Companies' knowledge, there is no potentially interfering patent or patent application of any third party.

                  (iv) Except as set forth on SCHEDULE 4.18, to the Companies' knowledge, no Patent used in the operation of the Business is infringed or has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by Seller has been determined to infringe or, to any Company's knowledge, is alleged to infringe any patent or other proprietary right of any other Person.

                  (v) All products made, used or sold under the Patents that are included in the Purchased Assets have been marked with the proper patent notice.

            (d)   TRADEMARKS.

                  (i) SCHEDULE 2.1(A)(XIII) contains a complete and accurate list and summary description of all Trademarks that are included in the Purchased Assets.

                  (ii) All Trademarks that are included in the Purchased Assets that have been registered with the US Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration applications), are valid and enforceable, and, except as set forth on SCHEDULE 4.18(D), are not subject to any maintenance fees or taxes or actions falling due as of after the Closing Date.

                  (iii) No Trademark that are included in the Purchased Assets has been or is now involved in any opposition, invalidation or cancellation and no such action is, to any Company's knowledge, threatened with respect to any of the Trademarks that are included in the Purchased Assets.

                  (iv) To the Companies' knowledge, there is no potentially interfering trademark or trademark application of any third party with respect to Trademarks that are included in the Purchased Assets.

                  (v) To the Companies' knowledge, no Trademark that is included in the Purchased Assets is infringed or has been challenged or threatened in any way. None of the Trademarks that are included in the Purchased Assets has been determined to infringe or, to any Company's knowledge, is alleged to infringe any trade name, trademark or service mark of any third party.

                  (vi) All products and materials of the Business containing a Trademark bear the proper federal registration notice where permitted by law.

            (e)   COPYRIGHTS.

                  There are no Copyrights used in the Business other than rights at common law.

            (f)   TRADE SECRETS.

                  (i) With respect to each Trade Secret that is documented and included in the Purchased Assets, the documentation relating to such Trade Secret is current and accurate.

                  (ii) Each Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets that are included in the Purchased Assets.

                  (iii) Each Company has the right to use and to transfer to Buyer its Trade Secrets that are included in the Purchased Assets. Except as set forth on SCHEDULE 4.18, no Trade Secret that is included in the Purchased Assets is subject to any adverse claim or, to any Company's knowledge has been challenged or threatened in any way.

      4.19  SOFTWARE.

            (a) SCHEDULE 2.1(A)(XII) contains a complete list of all the software, including Custom Software, that is included in the Purchased Assets. The Custom Software and Hardware included in the Purchased Assets performs substantially in accordance with its specifications, and is free of defects in programming and operation except such defects as would not materially and adversely affect the use of such Component for its intended purposes.

            (b) Except as specified on SCHEDULE 4.19(B), all right, title and interest in and to the software, including Custom Software, that is included in the Purchased Assets is owned by Seller, free and clear of all Encumbrances other than Permitted Liens. The use of the Custom Software in the operation of the Business or the Off-the-Shelf-Software used in the operation of the Business by any Company does not violate any rights of any other Person, and no Company has received any communication alleging such a violation. Except as specified on
SCHEDULE 4.19(B), no Company has any obligation to compensate any Person for the use of the Software Products that are included in the Purchased Assets. Other than as set forth on SCHEDULE 4.19(B), Seller has not granted to any other Person any license, option or other right in or to any of the Software Products that are included in the Purchased Assets, except for non-exclusive, royalty-bearing, end-user licenses (the "End-User Licenses") granted by Seller in the ordinary course of business.

            (c) Except as set forth on SCHEDULE 4.19(C), there is no Year 2000 Problem with respect to the Business. Except as disclosed in SCHEDULE 4.19(C), no Custom Software included in the Purchased Assets contains any "backdoor" or concealed access or any "software locks" or similar devices which, upon the occurrence of a certain event, the passage of a certain amount of time or the taking of any action (or failure to take any action) by or on behalf of any Company, will cause any Component used in the operation of the Business to be destroyed, erased, damaged, or otherwise rendered inoperable or inaccessible.

            (d) Except as described in SCHEDULE 4.19(D), Seller has no reason to believe that Seller or any employee thereof either is or was not in compliance with any obligation of noncompetition, secrecy, confidentiality or non-disclosure to any third party with respect to the operations of the Business when employed in connection by any Company in connection with the Business.

            (e) Any Custom Software included in the Purchased Assets, together with all know-how and processes used in connection therewith, functions as intended, is in machine-readable form, and includes all computer programs, materials, tapes, know-how, object and source codes and procedures used by Seller.

      4.20 EMPLOYEE RELATIONS. With respect to employees participating in the operation of the Business, Seller is not (a) a party to, involved in or, to Seller's knowledge, threatened by, any labor dispute or unfair labor practice charge, (b) currently negotiating any collective bargaining agreement or (c) currently a party to any collective bargaining agreement. Seller has not experienced during the last three years any work stoppage with respect to the operations of the Business. Seller has delivered to Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of Seller engaged in performing services for the Business whose cash compensation for 1999 is expected to be at least $20,000.

      4.21  ERISA.

            (a) SCHEDULE 4.21 contains a complete list of all Benefit Plans applicable to any Designated Employee that is sponsored or maintained by Seller or under which Seller is obligated. Seller has delivered or made available to Buyer (i) accurate and complete copies of all such Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts (ii) accurate and complete detailed summaries of all unwritten Benefit Plans applicable to any Designated Employee.

            (b) All Benefit Plans applicable to any Designated Employee conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws.

      4.22 ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or as set forth on SCHEDULE 4.22, the Business has been conducted in the ordinary course since the Balance Sheet Date, and there has not been with respect to the Business any of the items specified below since the Balance Sheet
Date:

            (a) any change that has had or is reasonably likely to have a Material Adverse Effect;

            (b) any increase in the compensation payable or to become payable to any Designated Employee, except for increases for non-officer employees made in the ordinary course of business and certain "stay" bonuses previously paid to certain of the Designated Employees, nor any other change in any employment or consulting arrangement;

            (c) any sale, assignment or transfer of Purchased Assets, or any additions to or transactions involving any Purchased Assets, other than those made in the ordinary course of business; or

            (d) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held.

      4.23  [RESERVED]

      4.24 CUSTOMERS AND SUPPLIERS. Each of the Companies, as appropriate, has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of the customers and suppliers of the Business.
SCHEDULE 4.24 specifies for each year of the three years ending December 31, 1996, 1997 and 1998 the names of the respective customers that were, in the aggregate, the 20 largest customers in terms of dollar value of products or services, or both, sold by the Business. Except as specified on SCHEDULE 4.24, none of such customers has given any Company notice terminating, canceling or threatening to terminate or cancel any Contract related to the Business or relationship with such Company related to the Business. SCHEDULE 4.24 also specifies for each year of the three years ending December 31, 1996, 1997 and 1998 the names of the respective suppliers that were, in the aggregate, the 20 largest suppliers in terms of dollar value of products or services, or both, used by the Business. None of such suppliers has given any Company notice terminating, canceling or threatening to terminate or cancel any Assumed Contract related to the Business or relationship with such Company related to the Business.

      4.25 OPERATION OF THE BUSINESS. Except as described on SCHEDULE 4.25, (a) the Business has been conducted only through the Companies and not through any direct or indirect subsidiary or Affiliate thereof, (b) no part of the Business has been operated by any Person other than the Companies and (c) from the Effective Date through the Closing Date the books and records of the Business have been kept, in all material respects, in accordance with GAAP consistently applied and in accordance with the past practices of the Business. Other than through the Business, neither Company, either individually or collectively, nor any Affiliate thereof, engages, directly or indirectly, in any business activities that are competitive with the Business.

      4.26 FINDER'S FEES. No Person retained by any Company is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

      4.27 ACCURACY OF INFORMATION. No representation or warranty by any Company in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of any Company to Buyer in connection with the Transactions, including the Financial Statements, Disclosure Schedules and Exhibits hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer hereby represents and warrants to the Companies, as follows:

      5.1 ORGANIZATIONAL STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to do business in any jurisdiction where it is required to be so qualified.

      5.2 AUTHORIZATION. Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Buyer has been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by Buyer has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

      5.3 FINANCING. Buyer has the funds required to pay the Purchase Price in accordance with SECTION 2.2 and to consummate the Transactions.

      5.4 CONSENTS AND APPROVALS. Except for filings that may be required to comply with the HSR Act, neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Buyer, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under
(a) any Law or Court Order to which Buyer is subject, (b) the Charter Documents or bylaws of Buyer or (c) any Contract, Governmental Permit or other document to which Buyer is a party or by which the properties or other assets of Buyer may be bound.

      5.5 FINDER'S FEES. No Person retained by Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

      5.6 COMPANIES' REPRESENTATIONS AND WARRANTIES. To Buyer's knowledge, as of the Closing Date, there is no breach of any of the Companies' representations or warranties set forth in SECTION 4.

      5.7 ACCURACY OF INFORMATION. No representation or warranty by Buyer in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of Buyer to any other Party in connection with the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

6. ADDITIONAL COVENANTS OF THE COMPANIES.

      6.1 SATISFACTION OF LIABILITIES. After the Closing, each of the Companies, as appropriate, shall satisfy in accordance with the terms thereof any and all of its Liabilities related to the Business that are not Assumed Liabilities.

      6.2   COMPETITION AND CONFIDENTIALITY.

            (a) During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the "Non-Competition Period"), neither Company, either individually or collectively, shall, and each Company shall use commercially reasonable efforts not to allow any of such Company's subsidiaries or controlled Affiliates (each, a "Restricted Party") to, anywhere in the world, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any aspect of business that shall be competitive with the Business as it exists on the Closing Date, nor shall any Restricted Party assist any Person that shall be engaged in any such business activities, including making available any information or funding to any such Person. During the Non-Competition Period, no Restricted Party shall solicit any employee of the Business for the purposes of having any such employee terminate his or her employment with the Business. In addition, during the Non-Competition Period, each Restricted Party immediately shall inform any Person that inquires about the Business that the Business has been sold to Buyer, and such Restricted Party shall promptly inform Buyer of such inquiry. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this SECTION 6.2 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.

            (b) No Restricted Party will, at any time, represent that it is continuing to carry on the Business, other than as specifically agreed to herein or in the Transaction Documents.

            (c) Each Company recognizes and acknowledges that by reason of its involvement with the Business, it has had access to Trade Secrets relating to the Business. Each acknowledges that such Trade Secrets are a valuable and unique asset and covenants that such Company will not allow the disclosure of any such Trade Secrets, except as provided in the License and Procurement Agreement, to any Person for any reason whatsoever, unless such information is in the public domain through no wrongful act of Seller or such disclosure is required by law.

            (d) The terms of this SECTION 6.2 shall apply to any Restricted Party that is not one of the Parties to the same extent as if it were a party hereto, and each Company shall take whatever commercially reasonable actions may be necessary to cause any of its controlled Affiliates to adhere to the terms of this SECTION 6.2.

            (e) In the event of any breach or threatened breach by any Restricted Party of any provision of this SECTION 6.2, Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this SECTION 6.2. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

      6.3 RELATED PARTIES. Each Company shall cause its respective officers, directors, partners (and any officers or directors of any partners) and any controlled Affiliate to the take or refrain from taking any action that may be necessary to carry out the Transactions.

      6.4 COLLECTION OF ACCOUNTS RECEIVABLES.

            (a) Subject to the provisions of SECTION 6.4(B) below, each of the Companies shall guarantee the collection of all Accounts Receivables of the Business included as a Purchased Asset (the "Guaranteed Receivables"), but for the purposes of administering this SECTION 6.4, all references to Tetra below in this SECTION 6.4 shall be deemed to apply to both Companies, which shall be jointly and severally obligated for the obligations assigned to Tetra in this
SECTION 6.4. Buyer and Tetra shall jointly, at Tetra's expense, take commercially reasonable efforts to collect any Guaranteed Receivables and perfect any claims with respect thereto, but if Buyer does not receive payment in full on any Guaranteed Receivable within 90 days of the date of the invoice evidencing, such Guaranteed Receivable (in any such case, a "Delinquent Receivable"), Buyer shall notify Tetra, in writing, of such non-payment (the "Delinquency Notice"), and thereafter Buyer and Tetra shall jointly, at Tetra's expense, endeavor to collect such Delinquent Receivable on behalf of Buyer, in which case Buyer and Tetra shall have six months from the date on which the Delinquency Notice is given (the "Collection Period") within which to collect such Delinquent Receivable on behalf of Buyer. Tetra shall pay Buyer interest at an annual rate equal to 9% on any Guaranteed Receivable from the date such Guaranteed Receivable becomes a Delinquent Receivable until all amounts owed under such Delinquent Receivable have been fully paid to Buyer as a result of either collection of the Delinquent Receivable or sale of the Delinquent Receivable to Buyer as provided below. Tetra shall pay the accrued interest on any Delinquent Receivable when payments of collected amounts are paid to Buyer or upon sale of the Delinquent Receivable to Tetra as provided below. Buyer shall give Tetra prompt notice of any funds that Buyer receives on account of any Delinquent Receivables, and Tetra shall pay promptly to Buyer any funds that Tetra receives on account of any Delinquent Receivables. Upon the expiration of the Collection Period as to a particular Delinquent Receivable, Tetra shall purchase such Delinquent Receivable from Buyer for an amount equal to the amount outstanding thereunder plus all accrued interest, and thereupon Buyer shall assign to Tetra all rights to collect such Delinquent Receivable. Tetra shall have the right at any time during the Collection

Period for a particular Delinquent Receivable to elect to purchase such Delinquent Receivable at that time.

            (b) Notwithstanding the provisions of SECTION 6.4(A) above, Seller's obligation to purchase any Delinquent Receivable, other than the Guaranteed Receivables for (a) Danis Heavy Construction, Tetra invoice number 20673-1 in the amount of $998,946 and $66,646.40 in tax with respect thereto (the "Danis Tax Amount") and (b) Beers Construction, Tetra invoice number 20774-1 (the "Beers Invoice") in the amount of $346,620 (collectively, the "Excepted Receivables"), shall not become applicable until the aggregate amount of monies owed under all Delinquent Receivables for which Buyer has not been paid is greater than $425,000 (the "Receivables Threshold"), and, other than with respect to the Excepted Receivables, only to the extent such amount of monies owed exceeds the Receivables Threshold. The Receivables Threshold shall not apply, however, to Tetra's obligation to pay interest on any Delinquent Receivables under SECTION 6.4(A), nor shall the Receivables Threshold be applicable to Tetra's obligation to purchase the Excepted Receivables, with respect Tetra's obligation to pay principal or interest.

            (c) The provisions of this SECTION 6.4 shall be Buyer's sole and exclusive remedy with respect to the collection of any Accounts Receivable and any breach of any representation or warranty with respect to the Accounts Receivable. Any reserve for Accounts Receivable that may have been recorded for purposes of the Purchased Assets shall be disregarded for the purposes of the remedies in this SECTION 6.4.

            (d) If any Accounts Receivable has been reinvoiced, i.e. an earlier invoice is cancelled and a more recent invoice with respect to the same obligation is issued, the date of the earlier invoice shall be used for the purpose of determining whether the Accounts Receivable is a Delinquent Receivable. It is acknowledged that the Parties expect that the Beers Invoice will be reinvoiced, in which case the date of Invoice number 20774-1 shall be the date used for determining whether the Beers Invoice represents a Delinquent Receivable, as contemplated by the immediately preceding sentence. In determining whether any Guaranteed Receivable is a Delinquent Receivable, the invoice date used for this purpose shall be the actual date of the invoice unless the invoice was sent prior to any date as of which an invoice could have been sent under any written arrangement with the related customer, in which case the date specified in such arrangement for invoicing shall be the date used for determining whether the Guaranteed Receivable is a Delinquent Receivable.

            (e) If it is determined that both Danis Construction and the Business paid the Danis Tax Amount and that Buyer, as the owner of the Business, shall be entitled therefore to a refund equal to the Danis Tax Amount, the Danis Tax Amount shall not be treated as a Delinquent Receivable for the purpose of the collection and purchase obligations of Tetra in this SECTION 6.4. Tetra shall remain obligated, however, (i) to pay to Buyer the Danis Tax Amount if Buyer shall not have received the refund by the end of the Collection Period, in which case Buyer shall assign the rights to such refund to Tetra and (ii) to pay to Buyer interest, if applicable, until Buyer receives the full amount of the Danis Tax Amount, whether through a refund or a payment from Tetra.

      6.5 USE OF TRADE NAMES. Each of the Companies and any Affiliate thereof shall not use, directly or indirectly, any of the trade names of the Business listed on SCHEDULE 6.5 for a period of 10 years after the date hereof. The appropriate Company hereby grants to Buyer a non-revocable, royalty-free, worldwide license to use such trade names for such period of time.

7.    COVENANTS OF BUYER.

      7.1 TETRA ENGINEERING PLANS. Within 30 days of the Closing Date, Buyer shall cause all Tetra Engineering Plans to be downloaded, recorded and stored in either paper or electronic form and transferred to Tetra. In addition, the Buyer shall, upon reasonable request of Tetra, provide to Tetra the originals or copies of any records evidencing the Tetra Engineering Plans.

      7.2 ADDITIONAL FINANCIAL STATEMENTS. Within 30 days after the Closing Date, Buyer shall cause its independent accountants to prepare and deliver to Seller pro-forma unaudited financial statements of the Business as of the Effective Date (the "Closing Balance Sheet"). In preparing the Closing Balance Sheet, Buyer's accountants, except as otherwise set forth in this SECTION 7.2, shall follow GAAP, consistently applied and in accordance with Tetra's past practices. In determining the working capital of the Business as of the Effective Date (the "Working Capital Valuation"), Buyer's independent accountants shall: compute the working capital of the Business by calculating the difference between the current assets (which shall include Accounts Receivable, other current assets and inventory) and current liabilities (which shall include disclosed and accrued accounts payable and accrued expenses, including any Contract expenses) of the Business. Such result is referred to herein as the Working Capital Value.

      7.3 USE OF TRADE NAMES. Buyer shall only use the trade names of the Business in conjunction with Buyer's marketing, use, operation, distribution, sale and manufacturing of products used in the water/waste water industry consistent with the operation of the Business prior to the Closing Date or as otherwise agreed to in writing among the Parties.

      7.4 REPLACEMENT BONDS. With respect to any Assumed Contracts, promptly after the Closing, Buyer shall either (a) post a replacement bond or letter of credit or (b) post a back-up performance bond or letter of credit with respect to any performance bond or letter of credit that any Company may have in place with respect to any Assumed Contract. Buyer shall reimburse any Company for the costs of any such bonds or letters of credit that are maintained after the Closing.

8.    MUTUAL COVENANTS.

      8.1 BULK SALES. Buyer hereby waives Seller's compliance with any bulk sales laws that may apply to the Transactions, including with respect to Taxes, but Seller hereby indemnifies Buyer against any Damages that Buyer may incur that it would not have incurred if Seller had complied with any such bulk sales laws.

      8.2 PUBLIC ANNOUNCEMENTS. The Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law, none of the Parties nor any other party shall issue any such press release or make any such public statement without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer acknowledges that Tetra is required by The New York Stock Exchange rules to issue a press release with respect to this Transaction.

      8.3   TAXES.

            (a) Seller and Buyer shall each pay at the Closing one-half of all state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets hereunder.

            (b) Seller and Buyer shall each pay their respective pro rata portion of all 1999 ad valorem or other similar Taxes under any property or lease included in the Purchased Assets. Seller shall pay to Buyer at the Closing estimated ad valorem or other estimated similar Taxes for the current year (based on the prior year's Taxes) pro rated to the Effective Date and Seller shall make available to Buyer copies of all statements and assessments reflecting such prior year's taxes. Buyer shall pay such sums to the appropriate taxing authorities when due, prior to becoming delinquent. Buyer shall promptly forward to Seller after receipt by Buyer copies of all 1999 Tax Assessments under any such property or lease. If the 1999 Taxes shall be readjusted such that the amounts payable are greater than the prior year's Taxes, Seller shall pay its pro rata share of any difference promptly upon notice of such Taxes having been paid by Buyer. If such 1999 Taxes shall be readjusted such that the amounts payable are less than the prior year's Taxes, Buyer shall refund to Seller its pro rata share of such reduction upon notice of such Taxes having been paid by Buyer.

      8.4 EXPENSES. Except as otherwise provided herein, the Parties shall each pay all of their respective legal, accounting and other expenses incurred by such Party in connection with the Transactions.

      8.5 OPERATIONS FOLLOWING EFFECTIVE DATE. For the period following the Effective Date through and until the Closing Date (the "Interim Period"), the Companies have operated the Business, in all respects, for the benefit of the Buyer. All income, gains, losses, expenses, receipts, payments and liabilities arising or accruing during the Interim Period have been for the benefit of the Buyer and Seller shall account for such items in accordance with GAAP consistent with Seller's past practices. Pursuant to the terms of this Agreement, Buyer is entitled to receive all benefits, and shall have assumed all Liabilities, arising or occurring during the Interim Period. The Companies have, in SECTION 4 of this Agreement, made certain representations and warranties regarding the operation of the Business during the Interim Period. The Buyer shall indemnify and hold the Companies harmless from any and all Damages that the Companies may sustain, suffer or incur that result from the Companies' operation of the Business on behalf of the Buyer during the Interim Period except to the extent any such Damages are attributable to the gross negligence or willful misconduct of the Companies. Within 30 days after the Closing Date, the Company shall prepare and deliver to the Buyer an unaudited accounting of the cash disbursements made and capital expenditures incurred by the Company (the "Cash Disbursements") and the cash received by any Company (the "Cash Receipts") during the Interim Period. Such accounting shall also set forth any Cash Receipts and Cash Disbursements following the Closing Date through the date of such accounting. To the extent the Cash Receipts exceed the amount of Cash Disbursements, the Company shall, within 3 business days of such accounting, pay such excess to the Buyer. If the Cash Disbursements exceed the Cash Receipts, the Company shall give the Buyer written notice thereof and within 3 business days of the Buyer's receipt of such written notice, the Buyer shall pay such excess to the Seller. The Company shall make available to Buyer all records and workpapers relating to the calculation of the Cash Receipts and Cash Disbursements including, without limitation, copies of all bank records, invoices and other appropriate records.

      8.6 ACCESS TO EMPLOYEES. From and after the date hereof each Party shall give the other access to those employees of such Party that have any knowledge of any Confidential Information or Trade Secrets related to the Purchased Assets in the case of the Buyer and the Tetra Technologies in the case of Tetra.

9.    INDEMNIFICATION.

      9.1 BY SELLER. Subject to the terms of this SECTION 9, from and after the Closing Date, the Companies, jointly and severally, shall indemnify and hold harmless Buyer and (if any) its respective successors and assigns, and their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Buyer Party") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Buyer Party in connection therewith, including consequential and punitive damages) (collectively, "Damages") that such Indemnified Buyer Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the respective representations, warranties, covenants or agreements of Seller contained in this Agreement, (b) any Environmental Condition related to the Business alleged to have occurred on or before the Closing, (c) any Unassumed Liability, (d) any Liability of any Company involving

Taxes due and payable by, or imposed with respect to the Business for any all taxable periods ending on or prior to the Effective Date (whether or not such Taxes have been due and payable), (e) any Liability arising out of or related to the actual or constructive termination of any employee of the Business and (f) any Liability of any Company involving any Excluded Asset.

      9.2 BY BUYER. From and after the Closing Date, Buyer shall indemnify and hold harmless each of the Companies and their respective successors and assigns, and (if any) their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Seller Party") from and against any Damages that such Indemnified Seller Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the respective representations, warranties, covenants or agreements of Buyer contained in this Agreement, (b) Buyer's operation and ownership of the Business or the Purchased Assets from and after the Effective Date other than those Damages that arise out of or relate to Liabilities that are not Assumed Liabilities pursuant to SECTION 2.5(A)(II), (c) Buyer's use of the trade names of the Business and (d) any Assumed Liability.

      9.3   PROCEDURE FOR CLAIMS.

            (a) Any Person who desires to seek indemnification under any part of this SECTION 9 (each, an "Indemnified Party") shall give written notice in reasonable detail (a "Claim Notice") to each Party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") and in the case of an Indemnified party the Escrow Agent prior to any applicable Expiration Date (as defined in SECTION 9.4). Such notice shall briefly explain the nature of the claim and the parties known to be invoked, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall be given in accordance with SECTION 12 and shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Response shall be given in accordance with SECTION 12 and shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

            (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party pursuant to this SECTION 9, such Indemnitor shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled within 15 Business Days after the day on which such Indemnitor became so obligated to the Indemnified Party. If the Indemnified Party shall be an Indemnified Buyer Party, it shall first seek payment of the Damages to which it is entitled under this
SECTION 9 from the Escrow Funds, but only to the extent that Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification; thereafter, if the amount of the Escrow Funds available for payment of Damages is less than the amount of Damages to which such Indemnified Buyer Party is entitled, such Indemnified Buyer Party shall seek indemnification directly from Seller Parties. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus 5%.

            (c) The claims period for the Escrow Funds shall commence on the date hereof and shall continue for one year thereafter (the "Claims Period"). Any Claim Notice shall be considered timely made for the purposes of this
SECTION 9 if given prior to the termination of the Claims Period and in accordance with the notice requirements of SECTION 12. Any Claim Response shall be considered timely made for the purposes of this SECTION 9 if given prior to the termination of the Response Period and in accordance with the notice requirements of SECTION 12.

            (d) If, during the Response Period, an Indemnified Party receives a Claim Response from the Indemnitor, then for a period of 45 days (the "Resolution Period") after the Indemnified Party's receipt of such Claim Response, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute arising therefrom. If such dispute is resolved by the parties during the Resolution Period, the amount that the parties have specified as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor. If the parties are unable agree upon a resolution to such dispute prior to the expiration of the Resolution Period (or any extension thereto to which the Indemnitor and Indemnified Party agree in writing), the issue shall be presented to the American Arbitration Association in Pittsburgh, Pennsylvania (the "AAA") for determination. The written determination of the AAA shall be binding upon the Parties.

            (e) If the Indemnified Party is an Indemnified Buyer Party and, pursuant to SECTION 9(B), such Indemnified Buyer Party is obligated to seek any portion of the funds to which such Indemnified Buyer Party is entitled from the Escrow Funds, then, within two Business Days from the date on which such Indemnified Buyer Party became entitled to such funds, the Indemnified Party and the Indemnitor shall provide joint written instructions to the Escrow Agent as to (i) the amount of funds, if any, to be dispersed from the Escrow Funds and (ii) instructions as to the manner in which such funds shall be dispersed by the Escrow Agent.

            (f) Notwithstanding any other provision of this SECTION 9, except as provided below in this PARAGRAPH (F), the Indemnified Buyer Parties shall be entitled to indemnification hereunder with respect to the breach of a representation or warranty herein by the Companies only when the aggregate of all Damages to such Indemnified Buyer Parties from all such breaches of representations or warranties exceeds $200,000 (the "Deductible Amount") and then only to the extent of such excess amount. The foregoing limitation with respect to the Deductible Amount shall not apply, however, to (a) any breach of any Company's representations or warranties under SECTIONS 4.10 or 4.18(C) as to the costs of any Patent filings necessary for any previously filed Patent included in the Purchased Assets that is determined to be invalid and (b) a breach of any Company's representations or warranties under this Agreement that were made with an intent to defraud. Notwithstanding the foregoing, the maximum dollar amount recoverable by the Buyer Indemnified Parties hereunder for claims arising out of or related to any Company's (x) breaches of its representations or warranties under SECTIONS 4.1, 4.2, 4.4 or 4.6(A)--as to title only shall be the Purchase Price; (y) breaches of any Company's representations or warranties under SECTIONS 4.13, 4.15--as to litigation and Environmental Conditions only or
4.18 shall be two-thirds of the Purchase Price; and (z) for breaches of any of the Companies' representations or warranties not listed in the foregoing clauses
(x) and (y) shall be one-third of the Purchase Price.

      9.4 CLAIMS PERIOD. Any claim for indemnification under this SECTION 9 shall be made by giving a Claim Notice under SECTION 9.3 on or before the applicable "Expiration Date" specified below in this SECTION 9.4, or the claim under this SECTION 9 shall be invalid. The following claims shall have the following respective "Expiration Dates": (a) the date on which the applicable statute of limitations expires--any claim for Damages related to (i) a breach of any covenant or agreement or (ii) a breach of any representations or warranties of any Company under this Agreement that were made with an intent to defraud;
(b) the fifth anniversary of the Closing Date--any claim with respect to breaches of any of the Companies' representations or warranties under SECTIONS 4.13, 4.15--as to litigation and Environmental Conditions only, and 4.18; and
(c) the second anniversary of the Closing Date -- any claim with respect to breaches of any representations or warranties not listed in the foregoing clauses (a) or (b). If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

      9.5 THIRD PARTY CLAIMS. An Indemnified Party that desires to seek indemnification under any part of this SECTION 9 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this SECTION 9.4 shall not bar an Indemnified Party's right to claim indemnification under this SECTION 9, except to the extent that an Indemnitor shall have been harmed by such failure.

      9.6 EFFECT OF INVESTIGATION OR KNOWLEDGE. Any claim by Buyer for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Buyer, nor shall such a claim be adversely affected by Buyer's knowledge on or before the Closing Date of any breach of the type specified in the first sentence of Section 9.1 or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

10.   GENERAL MATTERS.

      10.1 CONTENTS OF AGREEMENT. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters except for those agreements set forth in the Confidentiality Agreement.

      10.2 AMENDMENT, PARTIES IN INTEREST, ASSIGNMENT, ETC. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in SECTION 9. No Party shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

      10.3 FURTHER ASSURANCES. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

      10.4 INTERPRETATION. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders,
(c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (d) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a Party's being satisfied with any particular item or to a Party's determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

      10.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

      10.6 DISCLOSURE SCHEDULES. Any items listed or described on the Disclosure Schedules shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such Section(s)).

11.   REMEDIES.

      It is a fundamental point of mutual agreement among the Parties that the Parties' liability, if any, for and in respect of this Agreement shall, except for matters of proven fraud and as otherwise expressly stated herein, be limited to the absolute, fixed dollar amounts and for the absolute, fixed time limitations specified in SECTION 9. These limitations of amount of liability and time to assert any such liability shall apply to all claims and other demands, charges, allegations, liabilities, responsibilities, exposures and the like (collectively "Claims Against A Party") no matter how any and all such Claims Against A Party may be brought or asserted, whether sounding in contract, tort or otherwise, including Claims Against A Party based upon breach of contract, breach of representation, warranty, indemnity (contractual or otherwise), or loss in reliance.

12.   NOTICES.

      All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message or Federal Express or other nationally recognized overnight delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by notice to the other
Parties:

      If to any Company:

            TETRA Technologies, Inc.
            25025 I-45 North
            The Woodlands, TX  77380
            Attn:  Geoffrey M. Hertel, Executive Vice President
            FAX:  (281) 364-4398

            with a required copy to:

                  Andrews & Kurth L.L.P.
                  2170 Buckthorne Place, Suite 150
                  The Woodlands, TX 77380
                  Attn: Jeffrey R. Harder, Esquire
                  FAX: 713-238-7282

      If to Buyer:

            Capitol Controls Co., Inc.
            3000 Advance Lane
            Colmar, PA  18915
            Attn: President
            FAX:  215-997-4002
            with a required copy to:

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA  19103-6993
                  Attn:  Thomas J. Sharbaugh, Esquire
                  FAX:  215-963-5299

13.   GOVERNING LAW.

      This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its provisions concerning choice of laws or choice of forum. The Parties hereby irrevocably submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the Commonwealth of Pennsylvania and agree and consent that services of process may be made upon it in any legal proceedings relating hereto by any means allowed under state or federal law.


                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                 [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]


      IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.



                                TETRA TECHNOLOGIES, INC.



                                By: /s/ GEOFFREY M. HERTEL
                                Name:   Geoffrey M. Hertel
                                Title:  Executive Vice President


                                CAPITAL CONTROLS CO., INC.


                                By: /s/ ROGER K. PEACE
                                Name:   Roger K. Peace
                                Title:  Chief Financial Officer


                                TETRA REAL ESTATE, L.P.

                                By:  TETRA REAL ESTATE, L.L.C.
                                     General Partner

                                     By:  TETRA Technologies, Inc.
                                          Member



                                     By: /s/ GEOFFREY M. HERTEL
                                     Name:   Geoffrey M. Hertel
                                     Title:  Executive Vice President